UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive
Plainsboro, NJ 08536
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2014, Integra LifeSciences Corporation (the “Company”), a Delaware corporation and wholly-owned subsidiary of Integra LifeSciences Holdings Corporation, entered into a stock and asset purchase agreement (the “Purchase Agreement”) with Medtronic, Inc., a Minnesota corporation (“Medtronic”) and Medtronic Xomed Instrumentation, SAS, a French corporation and an indirect wholly-owned subsidiary of Medtronic (“Medtronic MicroFrance”) for the acquisition by the Company of all of the capital stock of Medtronic MicroFrance and certain assets of Medtronic and its affiliates related to Medtronic MicroFrance’s business.

Medtronic MicroFrance is engaged in the business of developing, manufacturing, marketing and distributing reusable handheld surgical instrument products, which are specialized for ear, nose and throat and laparoscopic procedures and providing related services.

Under the terms of the Purchase Agreement, the Company will pay Medtronic a cash payment of approximately $60 million subject to a purchase price adjustment for certain working capital changes. The Company will enter into a distribution agreement and a supply agreement with an affiliate of Medtronic at the closing. In addition, the Company will enter into a transition services agreement with Medtronic at the closing.

Closing of the transactions under the Purchase Agreement is subject to certain conditions, including closing deliveries, as well as there being no material adverse change in the business or condition of Medtronic MicroFrance prior to the closing. The Purchase Agreement contains customary representations and warranties for a transaction of this type regarding, among other things, Medtronic MicroFrance’s organization, capitalization and equity ownership, the accuracy of financial statements, the absence of certain changes or events since April 25, 2014, intellectual property matters, regulatory matters and compliance with applicable law.

The Purchase Agreement also includes covenants regarding, among other things, the operation of Medtronic MicroFrance’s business prior to the closing, as well as a noncompetition provision applicable to Medtronic and its affiliates for a five-year period following the closing. In addition, the Purchase Agreement provides for indemnification rights for, among other things, breaches of representations, warranties and covenants by the parties.

The Purchase Agreement contains certain termination rights allowing the Company and Medtronic to terminate the Purchase Agreement upon the occurrence or non-occurrence of certain events, including the failure to consummate the transaction by March 15, 2015.

The Purchase Agreement contains representations and warranties that the Company and Medtronic made to each other as of the date thereof or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and Medtronic and are subject to important qualifications and limitations agreed to by the Company and Medtronic in connection with negotiating the Purchase Agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules which will not be filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between the Company and Medtronic rather than establishing matters as facts.

Item 7.01 Regulation FD Disclosure

On September 17, 2014, the Company issued a press release announcing that it had agreed to acquire all of the capital stock of Medtronic MicroFrance and certain assets of Medtronic and its affiliates related to

Medtronic MicroFrance’s business. The press release states that the parties expect to complete this transaction in the fourth quarter of 2014, subject to customary closing requirements. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number        Description of Exhibit

99.1	Press Release, dated September 17, 2014, issued by Integra LifeSciences Holdings Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: September 17, 2014	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
	Title:	Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number        Description of Exhibit

99.1	Press Release, dated September 17, 2014, issued by Integra LifeSciences Holdings Corporation